Exhibit 99.1

News Announcement	For Immediate Release

For more information contact:

Omar Choucair

Chief Financial Officer

DG

972/581-2000

JoAnn Horne

Market Street Partners

415/445-3233

DG® STRENGTHENS BOARD OF DIRECTORS WITH ADDITION OF

GLOBAL BUSINESS EXECUTIVE

DALLAS, TX, July 5, 2011 — DG® (NASDAQ: DGIT), a leading provider of digital media services to the advertising, entertainment and broadcast industries, today announced that the board of directors of the Company appointed Cecil H. (“C. H.”) Moore as a member of the board of directors of the Company, effective immediately.  Mr. Moore will replace the vacancy created by Anthony J. LeVecchio, who resigned his position as member of the board of directors and Chairman of the Audit Committee.  Mr. Moore will replace Mr. LeVecchio as Chairman of the Audit Committee.

Since 2003, C. H. Moore has served as a director of each of Kronos Worldwide, Inc. and NL Industries, Inc., both of which are listed on the NYSE.  Mr. Moore is a member of the Audit Committee for each of those two companies, serving as Chairman of the Audit Committee of Kronos Worldwide, Inc.  In addition, Mr. Moore is the Audit Committee Financial Expert for both boards.  From 2003 to 2009, Mr. Moore served as a director and Chairman of the Audit Committee of Perot Systems Corporation until it was taken private in late 2009. In 2000, Mr. Moore retired from KPMG LLP after a 37-year career where he served in various capacities with the public accounting firm. During the last 10 years of his career, Mr. Moore was the Managing Partner of the Dallas/Fort Worth business unit, served as Southwest/Dallas Area Managing Partner, was elected to KPMG’s U. S. Board of Directors and served on the firm’s Management Committee. Prior to that time, Mr. Moore was partner-in-charge of the Dallas office audit practice for 12 years.

“We welcome the addition of C. H. Moore to the Board, as he brings critical global business operating experience which will be extremely valuable as we implement our strategy to expand DG’s digital distribution capabilities on a global basis,” said Scott K. Ginsburg, Chairman and CEO of DG.  “In addition, his financial expertise will provide tremendous value to the audit committee and Mr. Moore’s extensive leadership experience in senior management positions and on boards of directors brings valuable expertise to the board.”

About DG

DG FastChannel®, Inc. (now known as DG) provides innovative technology-based solutions to the advertising, broadcast and publishing industries. The Company serves more than 5,000 advertisers and agencies through a media distribution network of more than 28,000 radio, television, print and Web publishing destinations throughout the United States, Canada and Europe. DG utilizes satellite and internet transmission technologies, creative and production resources, digital asset management and syndication services that enable advertisers and agencies to work faster, smarter and more competitively. Through its MIJO, Unicast, SourceEcreative, Treehouse and Springbox operating units, DG extends its benchmark of excellence to a wide roster of services ranging from custom rich media solutions and interactive marketing to direct response marketing and global creative intelligence. For more information, visit www.DGit.com.

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